Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Form S-8 Registration Statement of our report dated April 30, 2025, relating to the consolidated balance sheets of Jianzhi Education Technology Group Company Limited as of December 31, 2023 and 2024, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ (deficit)/equity, and cash flows for each of the three years in the period ended December 31, 2024 as filed with the Securities and Exchange Commission on April 30, 2025 on Form 20-F.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Mateo, California	WWC, P.C.
April 30, 2025	Certified Public Accountants
PCAOB ID: 1171